                                 SCHEDULE 14A

                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                             EXCHANGE ACT OF 1934

Filed by the registrant [X]
Filed by a party other than the registrant [_]
Check the appropriate box:
[X] Preliminary proxy statement
[_] Definitive proxy statement
[_] Definitive additional materials
[_] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                             OMNIPOINT CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.
[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

    (5) Total fee paid:

        ------------------------------------------------------------------------

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        -----------------------------------------------------------------------

    (2) Form, Schedule or Registration Statement No.:

        -----------------------------------------------------------------------

    (3) Filing Party:

        -----------------------------------------------------------------------

    (4) Date Filed:

        -----------------------------------------------------------------------
Notes:

                        [OMNIPOINT LOGO APPEARS HERE]

                            3 BETHESDA METRO CENTER
                                   SUITE 400
                           BETHESDA, MARYLAND  20814
                                 (301) 951-2500


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 27, 1998


     The Annual Meeting of Stockholders (the "Annual Meeting") of Omnipoint Corporation, a Delaware corporation (the "Company"), will be held on Wednesday, May 27, 1998, at 9:30 a.m., local time, at the offices of Piper & Marbury L.L.P., 1200 Nineteenth Street, N.W., Suite 700, Washington, D.C. 20036 for the following purposes:

     1. To elect eight (8) directors to hold office until the next annual meeting of stockholders and until their respective successors have been elected or appointed;

     2. To amend the Company's Amended and Restated Certificate of Incorporation to authorize an additional 125 million shares of Common Stock and an additional 5 million shares of Preferred Stock to be made available for issuance;

     3. To amend the Company's 1997 Omnibus Stock Plan to authorize an additional 2,500,000 shares of stock to be made available for issuance under the plan;

     4. To ratify the appointment of Coopers & Lybrand L.L.P. as the Company's independent auditors for the year ending December 31, 1998; and

     5. To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

     The foregoing matters are described in more detail in the enclosed Proxy Statement.

     The Board of Directors has fixed the close of business on April 15, 1998, as the record date for the determination of the stockholders entitled to notice of, and to vote at, the Annual Meeting and any postponement or adjournment thereof. Only those stockholders of record of the Company as of the close of business on that date will be entitled to vote at the Annual Meeting or any postponement or adjournment thereof.

     YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING REGARDLESS OF THE NUMBER YOU OWN. WHETHER OR NOT YOU EXPECT TO ATTEND IN PERSON, YOU ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ENVELOPE ENCLOSED FOR THAT PURPOSE. YOU WILL BE MOST WELCOME AT THE MEETING AND MAY THEN VOTE IN PERSON IF YOU SO DESIRE, EVEN THOUGH YOU MAY HAVE EXECUTED AND RETURNED THE PROXY. ANY STOCKHOLDER WHO EXECUTES SUCH A PROXY MAY REVOKE IT AT ANY TIME BEFORE IT IS EXERCISED.



                                         BY ORDER OF THE BOARD OF DIRECTORS,



                                         EDWIN M. MARTIN, JR., SECRETARY

Bethesda, Maryland
May 1, 1998

                         [OMNIPOINT LOGO APPEARS HERE]


                            3 BETHESDA METRO CENTER
                                   SUITE 400
                           BETHESDA, MARYLAND  20814
                                 (301) 951-2500


                                PROXY STATEMENT

          This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Omnipoint Corporation, a Delaware corporation (the "Company"), of proxies in the accompanying form for use in voting at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on Wednesday, May 27, 1998 at 9:30 a.m., local time, at the offices of Piper & Marbury L.L.P., 1200 Nineteenth Street, N.W., Washington, D.C. 20036, and any adjournment or postponement thereof. This Proxy Statement, the accompanying proxy card and the Company's Annual Report to Stockholders are first being mailed to stockholders on or about May 1, 1998.

                               VOTING SECURITIES

          Only stockholders of record on the books of the Company as of 5:00 p.m., April 15, 1997 (the "Record Date"), will be entitled to vote at the Annual Meeting. At the close of business on the Record Date, the Company had 52,520,343 shares of Common Stock outstanding, entitled to one vote per share.

          Votes cast by proxy or in person at the Annual Meeting will be tabulated by the Inspector of Elections (the "Inspector") with the assistance of the Company's transfer agent. The Inspector will also determine whether or not a quorum is present. Except with respect to the election of directors and except in certain other specific circumstances, the affirmative vote of a majority of shares present in person or represented by proxy at a duly held meeting at which a quorum is present is required under Delaware law for approval of proposals presented to stockholders. In general, Delaware law also provides that a quorum consists of a majority of the shares entitled to vote and present in person or represented by proxy. The Inspector will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum and as negative votes for purposes of determining the approval of any matter submitted to the stockholders for a vote.

          The shares represented by the proxies received, properly dated and executed and not revoked will be voted at the Annual Meeting in accordance with the instructions of the stockholders. A proxy may be revoked at any time before it is exercised by delivering to the Company (Attention: Bradley E. Sparks) a written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person. Any proxy which is returned using the form of proxy enclosed and which is not marked as to a particular item will be voted FOR the election of directors, FOR the amendment to the Company's Amended and Restated Certificate of Incorporation, FOR the amendment to the Company's 1997 Omnibus Stock Plan, FOR ratification of the appointment of the designated independent auditors and as the proxy holders deem advisable on other matters that may come before the meeting, as the case may be with respect to the item not marked. If a broker indicates on the enclosed proxy or its substitute that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present with respect to that matter. The Company believes that the tabulation procedures to be followed by the Inspector are consistent with the general statutory requirements in Delaware concerning voting of shares and determination of a quorum.

          The cost of soliciting proxies will be borne by the Company. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may also be solicited by certain of the Company's directors, officers and regular employees, without additional compensation, personally or by telephone or telegram.

                     PROPOSAL NO 1:   ELECTION OF DIRECTORS

          Eight directors are to be elected at the Annual Meeting to serve until the next annual meeting of stockholders and until their respective successors are elected or appointed. The eight nominees receiving the highest number of affirmative votes will be elected as directors. In the event any nominee is unable to unwilling to serve as a nominee, the proxies may be voted for the balance of those nominees named and for any substitute nominee designated by the present Board of Directors or the proxy holders to fill such vacancy, or for the balance of those nominees named without nomination of a substitute, or the Board of Directors may be reduced in accordance with the Bylaws of the Company. The Board of Directors has no reason to believe that any of the persons named will be unable or unwilling to serve as a nominee or as a director if elected.

          In respect of such nominees, the following information is furnished:

          Douglas G. Smith, age 44, founded the Company in June 1987 and has continuously served as Chairman of the Board, President and Chief Executive Officer. From 1985 to 1987, he was one of four professionals in a small venture capital fund focusing on opportunities in the electronic information industry. From 1980 to 1985, he founded and managed the Investment Data Systems Division of Strategic Information (a division of Ziff-Davis Publishing). He received his M.B.A. from the Harvard Business School, an M.A. from Oxford University and his B.A. from Georgetown University.

          George F. Schmitt, age 54, has served as President of Omnipoint Communications Services, LLC, a subsidiary of the Company ("OCS"), since January 1997, when OCS was established, and President of Omnipoint Communications Inc. ("OCI"), also a subsidiary of the Company, Executive Vice President of the Company and Director since October 1, 1995. Prior to joining Omnipoint, from November 1994 to September 1995, Mr. Schmitt was President and Chief Executive Officer of PCS PrimeCo, a personal communications service partnership formed by AirTouch Communications, Inc. ("AirTouch"), Bell Atlantic Corporation, NYNEX Corporation and US West Inc. From November 1993 to November 1994, Mr. Schmitt was Executive Vice President, International Operations of AirTouch. From January 1990 to March 1994 he served as Vice President of Pacific Telesis Group, a predecessor to AirTouch, and was given the responsibility of building and operating the first digital cellular system in the world, the D2 GSM network in Germany in 1990. Prior to January 1990, Mr. Schmitt held various management positions with Pacific Telesis Group and Pacific Bell. Mr. Schmitt is a member
of the Board of Directors of Objective Systems Integrators, Inc.   Mr. Schmitt
received his MSM degree from Stanford and a B.A. from St. Mary's College of California.

          Richard L. Fields, age 41, has served as a Director of the Company since September 1991. Since February 1994, Mr. Fields has been a Managing Director and Executive Vice President of Allen & Company Incorporated ("Allen"), and prior to such time he was a Vice President of Allen.

          Paul J. Finnegan, age 45, has served as a Director of the Company since August 1993. Since January 1993, Mr. Finnegan has been Vice President of Madison Dearborn Partners, Inc., the general partner of the general partner of Madison Dearborn Capital Partners, L.P. Previously, he served in various positions at First Capital Corporation of Chicago and its affiliates. Mr. Finnegan currently serves as a director of The Skyline Fund.

          Evelyn Goldfine, age 51, has served as a Director of the Company since October 1991. Ms. Goldfine is a private venture investor who joined the Company as Director of Administration in 1990, and became Chief Administrative Officer in 1994. She is a certified public accountant and holds a B.A. degree from the City University of New York and an accounting degree from Bentley College.

          Arjun Gupta, age 37, has served as a Director of the Company since August 1995. Mr. Gupta is a partner of TeleSoft Partners, which he founded in January 1997. From August 1994 to December 1996, Mr. Gupta was a Vice President of Chatterjee Management Company. From November 1993 to July 1994, Mr. Gupta was a private consultant. Prior to that, from June 1993 he was with Kleiner Perkins Caufield & Byers and from October 1989 through June 1993, Mr. Gupta was with McKinsey & Company.

          James N. Perry, Jr., age 37, has been a Director of the Company since August 1993. In January 1993, he became Vice President of Madison Dearborn Partners, Inc. Previously, Mr. Perry served in various positions at First Capital Corporation of Chicago and its affiliates. Mr. Perry currently serves as a director of Clearnet Communications, Inc.

          James J. Ross, age 59, has been Vice-Chairman of the Board since 1989. Mr. Ross is a private venture investor. Since February 1995, Mr. Ross has been Of Counsel in the law firm of Becker Ross Stone DeStefano & Klein and prior to such time, he was a partner at such firm.

          Unless marked otherwise, proxies received will be voted FOR the election of each of the nominees named above.

RECOMMENDATION OF THE BOARD OF DIRECTORS

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF ALL NOMINEES NAMED ABOVE.

                     THE BOARD OF DIRECTORS AND COMMITTEES

          The Company's Board of Directors met seven times during 1997. Except for Mr. Finnegan, all of the directors attended more than 75% of all meetings of the Board of Directors and meetings of committees of the Board of Directors on which such directors served.

          The Audit Committee consists of Messrs. Finnegan and Ross and met four times during 1997. This Committee reviews and supervises the financial controls of the Company, including selecting the firm of independent accountants to audit the financial statements of the Company and monitoring the effectiveness of the audit effort and the Company's financial and accounting organization and financial reporting.

          The Compensation Committee consists of Messrs. Fields, Gupta and Perry and met four times during 1997. This Committee establishes and reviews annually the Company's general compensation policies applicable to the Company's executive officers, reviews and approves the level of compensation awarded to the Company's Chief Executive Officer and other executive officers, and prepares and delivers annually to the Board of Directors a report disclosing compensation policies applicable to the Company's executive officers and the bases for the Chief Executive Officer's compensation during the last fiscal year. The Compensation Committee also administers the Company's Amended and Restated 1990 Stock Option Plan and the Omnipoint 1997 Omnibus Stock Plan. In addition, the Compensation Committee determines the recipients and terms of any non-plan grants, sales and awards of the Company's securities to employees, officers, directors and consultants of the Company.

          The Board of Directors currently does not have a nominating committee or a committee performing the functions of a nominating committee. Although there are no formal procedures for stockholders to nominate persons to serve as directors, the Board of Directors will consider recommendations from stockholders, which should be addressed to Edwin M. Martin, Jr., Secretary of the Company, at the Company's address.

          Directors do not receive any fees for service on the Board of Directors. Non-employee directors are reimbursed for their out-of-pocket travel expenses for each Board of Directors and Committee meeting attended. Mr. Ross provides for a fee consulting services involving business development and investor and government relations.

                               EXECUTIVE OFFICERS

          The executive officers of the Company as of the date of this Proxy Statement are listed and described below.

NAME                         AGE                 POSITION
Douglas G. Smith              44          Chairman of the Board, President,
                                          Chief Executive Officer
George F. Schmitt             54          Executive Vice President, President OCS
Evelyn Goldfine               51          Chief Administrative Officer
Kjell S. Andersson            55          Executive Vice President
Gary D. Cuccio                51          Chief Operating Officer, OCS
Bradley E. Sparks             51          Chief Financial Officer
Harry Plonskier               45          Vice President-Finance, OCS

          Douglas G. Smith, Mr. Smith's business experience is described under Proposal No. 1 -- Election of Directors.

          George F. Schmitt, Mr. Schmitt's business experience is described under Proposal No. 1 -- Election of Directors.

          Evelyn Goldfine, Mrs. Goldfine's business experience is described under Proposal No. 1 -- Election of Directors.

          Kjell S. Andersson, age 55, has served as Executive Vice President of Omnipoint Corporation and President of the Technology Division since February 1997. Prior to joining the Company, he was Executive Vice President and General Manager of Ericsson Radio Systems AB for five years. Before that, he was President and CEO of Ericsson Radio Access AB, which designed, produced, and distributed radio base stations. From 1982 to 1990, Mr. Andersson served in various executive level positions with Ericsson Radar Electronics AB and prior to that, spent nine years in engineering, marketing and general management positions with SATT Electronics AB. Mr. Andersson holds an MSc degree in Electronic Engineering from the Royal Institute of Technology in Stockholm.

          Gary D. Cuccio, age 51, has served as Chief Operating Officer of OCS since March 1997. Prior to joining the Company from [date], he was Vice President of International Operations of AirTouch for Asia and Europe. He managed AirTouch's wireless investments for several countries including Spain, Sweden, Italy, Japan and India. From [date], Mr. Cuccio was the Chief Operations Officer with Belgacom (Belgium) Mobile. Prior to that, he was Vice President of Sales and Marketing of Pacific Bell. Mr. Cuccio holds a B.A. degree from California State University Los Angeles, and an M.B.A. degree from St. Mary's College.

          Bradley E. Sparks, age 51, became the Chief Financial Officer of Omnipoint Corporation in April 1995. Prior to that time, he was employed with MCI Communications Corporation, an international telecommunications company where from 1993 to 1995, he held the position of Vice President and Controller and, from 1988 to 1993, served as Vice President and Treasurer. Prior to MCI, he worked for Ryder System, Inc. for over twelve years in various financial management positions. Mr. Sparks holds a B.S. degree from the U.S. Military Academy at West Point and a M.S. degree in Management from the Alfred P. Sloan School of Management at MIT. He is a certified public accountant.

          Harry Plonskier, age 45, became Vice President, Finance of Omnipoint Communications Inc. in July 1994, and Vice President, Finance of OCS since January 1997. From 1986 to 1992 Mr. Plonskier served as Chief Financial Officer of Cellular One of New York (the McCaw/LIN cellular system) and prior to that, he served as Controller. Mr. Plonskier holds a B.A. and an M.B.A. from the University of Michigan.

          All executive officers hold office until their successors are appointed.

          There are no family relationships among any of the directors or executive officers of the Company.

                             EXECUTIVE COMPENSATION

          The following table sets forth certain annual compensation information for the Company's Chief Executive Officer and the other four most highly paid executive officers of the Company whose annual salary exceeded $100,000 as of December 31, 1997 (collectively, the "Named Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                                    LONG-TERM COMPENSATION
                                                                 ANNUAL COMPENSATION                        AWARDS
                                           ------------------------------------------------------  ------------------------
                                                                                                    RESTRICTED     OPTIONS
NAME AND                                                                            OTHER ANNUAL       STOCK     (IN NUMBER
PRINCIPAL POSITION                          YEAR      SALARY         BONUS(1)     COMPENSATION(2)     AWARDS     OF SHARES)
-----------------------------------------  -------  -----------  --------------  ----------------  -----------  -----------
Douglas G. Smith.........................     1997  $214,130       $147,615(3)       $32,730           --              --
  President and Chief Executive Officer       1996   212,500        127,500           27,300           --              --
                                              1995   175,625        100,350           28,928           --              --

George F. Schmitt........................     1997   223,270        127,500              720           --              --
  Executive Vice President and                1996   212,500        127,500            7,750           --              --
  President of Omnipoint                      1995    36,458(4)      50,000               --      $     0(5)    1,062,500
  Communications Services, LLC

Kjell S. Andersson.......................     1997   188,654(6)      54,000           92,678(7)        --         192,000
  Executive Vice President                    1996        --             --               --           --              --
  and President of                            1995        --             --               --           --              --
  Omnipoint Technology, Inc.

Gary Cuccio..............................     1997   182,885         24,395            7,358(8)        --          95,000
  Chief Operating Officer                     1996    43,750(9)      39,710               --           --              --
  of Omnipoint Communications                 1995        --             --               --           --              --
  Services, LLC

Bradley E. Sparks........................     1997   170,230(10)     45,104            7,000       16,250              --
  Chief Financial Officer                     1996   154,896         40,000           19,875(11)       --              --
                                              1995   100,938         28,500            5,298            0(12)     100,000

(1) The Company's executive officers are eligible for annual cash bonuses. Such bonuses are generally based upon achievement of corporate and individual performance objectives determined by the Compensation Committee; however, certain bonuses are specified in employment agreements.
(2) Includes amounts reimbursed in connection with a supplemental benefit program and premiums on life insurance.
(3)  Includes bonus earned in 1996 based on performance goals and paid in 1997.
(4) Mr. Schmitt joined the Company in October 1995. His annual salary for fiscal 1995 would have been $175,000 if he were with the Company for the entire year.
(5) Represents 125,000 shares of Common Stock at a value of $6.00 per share on the date of the restricted stock grant, net of $6.00 per share paid by the Named Officer. The aggregate value of such shares at December 31, 1995, based on a fair market value of $14.00 per share, net of consideration, was $1 million.
(6) Mr. Andersson joined the Company in February 1997. His annual salary for fiscal 1997 would have been $225,000 if he were with the Company for the entire year.
(7)  Includes $92,678 reimbursement for moving expenses.
(8)  Includes $6,638 reimbursement for moving expenses.
(9) Mr. Cuccio joined the Company in September 1996. His annual salary for fiscal 1996 would have been $175,000 if he were with the Company for the entire year.
(10) Mr. Sparks received a salary increase in March 1998, which was retroactive to April 1997. Such retroactive amounts are included as though actually paid in 1997.
(11) Includes $16,275 for forgiveness of a loan in accordance with Mr. Sparks' employment agreement. See "Employment Agreements."

(12) Represents 12,500 shares of Common Stock at a value of $6.00 per share on the date of the restricted stock grant, net of $6.00 per share paid by the Named Officer. Such shares vest in annual installments over five years, beginning April 1996. The aggregate value of such shares at December 31, 1995, based on a fair market value of $14.00 per share, net of consideration, was $100,000.

  The following table contains further information concerning the stock option grants made to each of the Named Officers during the fiscal year ended December 31, 1997.


                      OPTION GRANTS IN LAST FISCAL YEAR(1)

                                                INDIVIDUAL GRANTS
                         ---------------------------------------------------------------
                             NUMBER OF                                                      POTENTIAL REALIZABLE VALUE AT ASSUMED
                            SECURITIES         % OF TOTAL                                 ANNUAL RATES OF STOCK PRICE APPRECIATION
                            UNDERLYING       OPTIONS GRANTED    EXERCISE OR                        FOR OPTION TERM ($)(3)
                             OPTIONS         TO EMPLOYEES IN    BASE PRICE    EXPIRATION  -----------------------------------------
NAME                        GRANTED (1)      FISCAL YEAR (2)      ($/SH)        DATE          0%             5%            10%
-----------------------  -----------------  ------------------  ------------  ----------  ------------  ------------  -------------
Douglas G. Smith                        --                 --            --          --             --            --             --
George Schmitt                          --                 --            --          --             --            --             --
Kjell S. Andersson                  80,000                           $16.00   6/12/2007             --      $628,133     $1,620,275
                                   112,000                7.3%        26.00   6/12/2007             --            --      1,148,385
Gary D. Cuccio                      40,000                            16.00   5/29/2007             --       223,904        673,094
                                    45,000                            26.00   9/16/2007             --       487,982      1,350,057
                                    10,000                3.6%         0.01    7/1/2007       $156,150       242,295        368,329
Bradley E. Sparks                       --                 --            --          --             --            --             --


(1) Stock options vest over five years, 20% in the first year and on an annual basis thereafter, provided that such officer remains continuously employed by the Company.
(2) Based on options to purchase 2,674,636 shares granted in fiscal 1997.
(3) These amounts are based on compounded annual rates of stock price appreciation of five and ten percent over the 10-year term of the options, are mandated by rules of the Securities and Exchange Commission and are not indicative of expected stock performance. Actual gains, if any, on stock option exercises are dependent on future performance of the Common Stock, overall market conditions, as well as the option holders' continued employment throughout the vesting period. The amounts reflected in this table may not necessarily be achieved or may be exceeded. The indicated amounts are net of the option exercise price but before taxes that may be payable upon exercise.

  The following table sets forth certain information regarding options to purchase Common Stock held as of December 31, 1997 by each of the Named Officers.

                        AGGREGATED OPTION/SAR EXERCISES

               IN LAST FISCAL YEAR AND FY-END OPTIONS/SAR VALUES



                           SHARES       VALUE       NUMBER OF SECURITIES UNDERLYING              VALUE OF UNEXERCISED
                         ACQUIRED ON  REALIZED       UNEXERCISED OPTIONS AT FISCAL              IN-THE-MONEY OPTIONS AT
                          EXERCISE       ($)                 YEAR END 1997                    FISCAL YEAR END 1997 ($) (1)
                         -----------  ---------  --------------------------------------  --------------------------------------
NAME                                                EXERCISABLE        UNEXERCISABLE        EXERCISABLE        UNEXERCISABLE
--------------------                             -----------------  -------------------  -----------------  -------------------
Douglas G. Smith                   0         0                   0                    0                  0                    0
George F. Schmitt             33,330  $425,999             229,170              800,000         $2,806,307           $6,790,625
Kjell S. Andersson                 0         0                   0              216,000                  0              580,000
Gary D. Cuccio                     0         0               8,000               87,000             58,000              464,000
Evelyn Goldfine                    0         0             245,910               15,165          5,539,410              261,596
Bradley E. Sparks                  0         0              53,300               46,700            919,425              805,575

______________

(1) Calculated on the basis of $23.25 per share, the fair market value of the Common Stock at December 31, 1997, less the exercise price payable for such shares, multiplied by the number of shares underlying the option.

                             EMPLOYMENT AGREEMENTS

  The Company entered into an employment agreement with Mr. Schmitt effective October 1, 1995, which currently provides for an annual salary of $225,000, Mr. Schmitt serves as President of OCI and Executive Vice President of the Company. Mr. Schmitt is eligible for an annual bonus of up to $50,000 or such greater amount as determined by the Compensation Committee. In the event the agreement is terminated without cause by the Company or upon the occurrence of certain events, for a period of up to two years following termination, Mr. Schmitt is entitled to receive severance compensation in the amount of the base salary, bonus compensation and medical benefits for the most recent 12-month period which would otherwise be payable to Mr. Schmitt. Mr. Schmitt's employment agreement also provides for forgiveness of the principal and interest payments due under a note from Mr. Schmitt to the Company for the purchase of 125,000 shares of Common Stock. See "Certain Relationships and Related Transactions-Loans to Certain Officers." Mr. Schmitt's shares are subject to a five year repurchase option (a "Five-Year Repurchase Option") by the Company with respect to 60% of his shares that declines by 20% on each October 1 beginning in 1998. Mr. Schmitt's employment agreement provides that during the employment period and for two years thereafter, Mr. Schmitt will not engage in the business of providing wireless personal communication services anywhere in the territory covering the New York MTA or other geographic regions covered by licenses for which Mr. Schmitt has managerial responsibility.

  The Company granted to Mr. Schmitt an option to purchase 437,500 shares at a purchase price of $6.00 per share; an option to purchase 250,000 shares at a purchase price of $16.00 per share; an option to purchase 250,000 shares at a purchase price of $20.00 per share and an option to purchase 125,000 shares at a purchase price of $24.00 per share. All options vest in annual installments over a five year period except the 125,000 share option which vests as to 12,500 shares on the first anniversary of the grant, 25,000 shares on each of the next four anniversaries and 12,500 shares on the sixth anniversary.

  The Company entered into an employment agreement with Mr. Andersson effective November 3, 1996, which currently provides for an annual salary of $225,000 (which shall be increased by a minimum of 5% each year), in addition to certain other benefits. The term of employment under the agreement is five years which commenced on February 2, 1997. Mr. Andersson is eligible for an annual bonus in an amount up to 100% of his salary. In the event the agreement is terminated without cause by the Company or upon the occurrence of certain events, for a period of two years following termination, Mr. Andersson is entitled to receive severance compensation in the amount of the base salary, bonus compensation and medical benefits for the most recent 12-month period which would otherwise be payable to Mr. Andersson. Mr. Andersson's employment agreement also provides for the forgiveness of the principal and interest payments due under a note from Mr. Andersson to the Company for the purchase of 60,000 shares of Common Stock. See "Certain Relationships and Related Transactions-Loans to Certain Officers." Mr. Andersson's shares are subject to a Five-Year Repurchase Option by the Company.

  The Company and OCS entered into an employment agreement with Mr. Cuccio effective September 1, 1996, pursuant to which Mr. Cuccio serves as Chief Operating Officer of OCS. The agreement currently provides for an annual salary of $190,000, in addition to certain other benefits. Mr. Cuccio is entitled to participate in all benefit programs that the Company establishes and makes available to its full-time employees, subject to any eligibility requirements, Mr. Cuccio may be terminated at any time by the Company with or without cause. In 1997, Mr. Cuccio was granted an option to purchase 95,000 shares of the Company's Common Stock. In the event Mr. Cuccio's employment agreement is terminated without cause by the Company, the option held by Mr. Cuccio will vest immediately upon such termination.

  On April 17, 1995, Mr. Sparks entered into an employment agreement with the Company, pursuant to which Mr. Sparks serves as Vice President, Finance and Chief Financial Officer of the Company. The agreement currently provides for an annual base salary of $174,000, in addition to certain other benefits. Mr. Sparks participates in the Executive Bonus Plan whereby he is eligible for annual bonus payments in an amount up to 20% of his base salary, at the discretion of the Chief Executive Officer and the Board of Directors. See "Executive Compensation - Executive Bonus Plan." Upon termination of the agreement by the Company without cause, Mr. Sparks is entitled to receive the compensation and benefits which would otherwise be payable to Mr. Sparks for a maximum of six months following such termination. Mr. Sparks' employment agreement provides for annual forgiveness of the principal and interest payments due under a note from Mr. Sparks to the Company for the purchase of 12,500 shares of Common Stock. See "Certain Relationships and Related Transactions-Loans to Certain Officers." Mr. Sparks' shares are subject to a Five-Year Repurchase Option. The

Company granted Mr. Sparks an option to purchase 100,000 shares at a purchase price of $6.00 per share, vesting over a five year period. Out of the 100,000 options, Mr. Sparks has 80,030 options outstanding as of March 31, 1998.

  Each of Messrs. Andersson's, Schmitt's, Cuccio's, and Sparks' employment agreements provides that the agreement may be terminated by the employee upon 30 days prior written notice, or by the Company upon seven days prior written notice. Additionally, Mr. Andersson's employment agreement contains a general noncompete provision applicable during the employment period and for two years thereafter, which prohibits him from engaging in any business anywhere in the world that provides equipment or services that are being provided by or are under development by OTI at the time he ceases employment with the Company. Mr. Schmitt's agreement provides in addition to the two year non-compete described above, a 180 day general non-compete. Mr. Cuccio's and Sparks' employment agreement contains a one year general noncompete provision, which prohibits the employee from directly or indirectly engaging in the business of the Company, and from soliciting the employees, clients or customers of the Company. Such noncompetition provision is not violated by the employee's ownership of less than 1% of the outstanding stock of a publicly held corporation.



                              EXECUTIVE BONUS PLAN

  Senior managers of the Company are eligible to receive an annual cash bonus award, targeted at an average of 20% of annual base compensation. Each eligible manager is measured against individually established goals and objectives that will determine the award.


                        COMPENSATION COMMITTEE REPORT ON
                             EXECUTIVE COMPENSATION

  The Compensation Committee of the Board of Directors is responsible for establishing compensation policies with respect to the Company's executive officers, including the Chief Executive Officer and the other executive officers, and setting the compensation for these individuals. The Compensation Committee consists of Messrs. Perry, Fields and Gupta.

  The Compensation Committee seeks to achieve three broad goals in connection with the Company's executive compensation programs and decisions regarding individual compensation. First, the Compensation Committee structures executive compensation programs in a manner that the Committee believes will enable the Company to attract and retain key executives. Second, the Compensation Committee establishes compensation programs that are designed to reward executives for the achievement of specified business objectives of the Company. By tying compensation in part to particular goals, the Compensation Committee believes that a performance-oriented environment is created for the Company's executives. Finally, the Company's executive compensation programs are intended to provide executives with an equity interest in the Company so as to link a portion of the compensation of the Company's executives with the performance of the Company's Common Stock.

  There are two main types of executive compensation:

  1. Annual Compensation: Annual compensation includes base salary and an annual cash bonus. In establishing base salaries for executives, the Compensation Committee monitors standards at comparable companies, particularly those that are in the same industry as the Company or related industries and/or located in the same general geographical area as the Company, considers historic salary levels of the individual and the nature of the individual's responsibilities and compares the individual's base salary with those of other executives at the Company. To the extent determined appropriate, the Compensation Committee also considers general market conditions and the Company's financial performance in establishing base salaries of executives.
The annual cash bonus is intended to motivate and award executive officers by directly linking cash bonuses to specific aggressive individual and Company performance targets. The actual amount of cash bonus earned by an executive officer is determined by the Compensation Committee at the end of the Company's fiscal year.

  2. Long-Term Compensation: This includes stock options and other long-term incentive awards based on Common Stock. The emphasis on long-term incentives is intended to encourage executive officers to focus on the growth of the Company since the value of these awards depends on the Company's performance and future stock value. In

1997, the Company granted long-term incentives in the form of stock options. In deciding to award options, the Compensation Committee also considers the number of options outstanding or previously granted and the aggregate size of current awards.

  For the year ended December 31, 1997, increases in the base salaries and bonuses of the Chief Executive Officer and the other named executive officers, were tied to performance-oriented goals set by the Compensation Committee earlier in the year. The Chief Executive Officer, as well as the other named executive officers met or exceeded performance goals established by the Compensation Committee for 1997, including among other achievements, the successful completion of several significant debt financings.

  Based on its evaluation of the performance of the executive officers, the Compensation Committee believes that the Company's executive officers are committed to achieving positive long-term financial performance and enhance shareholder value, and that the compensation policies and programs discussed in this report have motivated the Company's executive officers to work toward these goals.

  Section 162(m) of the Internal Revenue Code of 1986 (the "Code") limits the Company's Federal income tax deduction for certain executive compensation in excess of $1 million paid to Chief Executive Officer and the four next highest paid named executive officers. The $1 million deduction limit does not apply, however, to "performance-based compensation" as that term is defined in Section 162(m)(4)(C) of the Code and the regulations promulgated thereunder. The Company does not anticipate that compensation payable to any executive officer will exceed $1 million for fiscal 1998.

  The Committee recognizes the possibility that at times, the amount of the base salary of a named executive officer, and other compensation not described in the preceding paragraph, may exceed $1 million and therefore may not be fully deductible for Federal income tax purposes. The Committee will make a determination at any such time whether to authorize the payment of such amounts without regard to deductibility or whether the terms of such payment should be modified as to preserve any deduction otherwise available.

                              James N. Perry, Jr.
                              Richard L. Fields
                              Arjun Gupta


                     COMPENSATION COMMITTEE INTERLOCKS AND
                             INSIDER PARTICIPATION

  The Compensation Committee was formed in October 1995, and the members of the committee are Messrs. Perry, Fields and Gupta. None of the members was at any time during the fiscal year ended December 31, 1997, or at any other time, an officer or employee of the Company. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as members of the Company's Board of Directors or Compensation Committee.


                               PERFORMANCE GRAPH

  The following graph shows a 24 month comparison of cumulative total return on the Company's Common Stock, based on the market price of the Common Stock assuming reinvestment of dividends, with a comparable return of the S&P 500 Index (the "S&P 500") and the CRSP Index of the Nasdaq Telecommunications Stocks (the "CRSP"), for the period beginning January 26, 1996, the day Omnipoint Corporation's Common Stock began trading, through December 31, 1997.


  COMPARISON OF 24 MONTH CUMULATIVE TOTAL RETURN AMONG OMNIPOINT CORPORATION,
                     THE S&P 500 INDEX AND THE CRSP INDEX


                           OMNIPOINT       S&P 500       CRSP
              JAN-96          100            100          100
              MAR-96          121            104          105
              JUN-96          124            109          108
              SEP-96          139            111          104
              DEC-96           92            119          104
              MAR-97           46            122           97
              JUN-97           79            142          119
              SEP-97          104            152          139
              DEC-97          111            156          147


                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
--------------------------------------------------------------

  The following table sets forth certain information regarding beneficial ownership of the Common Stock as of March 31, 1998, by: (i) each person who is known by the Company to own beneficially more than 5% of the Common Stock; (ii) each of the Company's directors; (iii) each of the Named Officers; and (iv) all current officers and directors as a group. Unless otherwise indicated, each person has sole voting power and investment power with respect to the shares attributed to them.

                                                                         COMMON STOCK
                                                                      BENEFICIALLY OWNED
                                                                             AS OF
                                                                       MARCH 31, 1998(1)
                                                                       -----------------
                                                           NUMBER OF
BENEFICIAL OWNER                                             SHARES         PERCENT
---------------------------------------------------------  ----------  -----------------

Avance Capital (2).......................................   7,771,011           14.80%
Madison Dearborn Capital Partners, L.P. (3)..............   6,190,156           11.74
Allen & Company Incorporated (4).........................   3,835,717            7.13
Ark Asset Management Co. (5).............................   4,025,000            7.66
Kjell S. Andersson (6)(16)...............................     103,400               *
Gary D. Cuccio (7)(16)...................................       9,220               *
Richard Fields (8).......................................   4,276,835            7.92
Paul J. Finnegan (9).....................................   6,190,156           11.74
Evelyn R. Goldfine (10)(16)..............................     336,007               *
Arjun Gupta..............................................           0               *
James N. Perry, Jr. (11).................................   6,190,156           11.74
James J. Ross (12).......................................   1,714,420            3.21
George F. Schmitt (13)(16)...............................     394,578               *
Douglas G. Smith (14)(16).................................  10,146,011           19.32
Bradley Sparks (15)(16)..................................      42,023               *
All officers and directors as a group (12 persons) (17)..  23,254,634           41.99

-------
* Less than one percent.

(1) As of March 31, 1998, the Company had outstanding 52,516,273 shares of Common Stock. Amounts include outstanding options or warrants which are exercisable within 60 days of March 31, 1998.
(2) Avance Capital is a sole proprietorship. Mr. Smith has voting and investment power with respect to these shares. Its address is 3 Bethesda Metro Center, Suite 400, Bethesda, MD 20814.
(3) Includes 229,167 shares of Common Stock issuable upon exercise of outstanding warrants. All of such shares are held of record by Madison Dearborn Capital Partners, L.P. ("MDCP"). MDCP is a limited partnership. Madison Dearborn Partners, L.P. ("MDP") is the general partner of MDCP. Investment and voting control over securities owned by MDCP is shared by a committee of the limited partners of MDP (the "L.P. Committee"). Madison Dearborn Partners Inc. ("MDP Inc.") is the general partner of MDP and exercises voting control over securities owned directly or indirectly by MDP. The address of MDCP is Three First National Plaza, Suite 1330, Chicago, Illinois 60602.
(4) Includes 1,300,603 shares of Common Stock issuable upon exercise of outstanding warrants. Allen disclaims beneficial ownership of 317,368 shares and 123,750 shares issuable upon exercise of options which are beneficially owned by certain officers of Allen and related persons. Allen's address is 711 Fifth Avenue, New York, NY 10022.
(5) The address of Ark Asset management Co., Inc. is One New York Plaza, New York, NY 10004.
(6) Includes 38,400 shares of Common Stock issuable upon exercise of outstanding options.
(7) Includes 8,000 shares of Common Stock issuable upon exercise of outstanding options.
(8) Includes 3,835,717 shares owned by Allen (including shares issuable upon exercise of outstanding warrants as described in Note 4) held by Allen and 123,750 shares of Common Stock issuable upon exercise of outstanding options. Mr. Fields is a Managing Director of Allen. Of such amounts, Mr. Fields does not exercise voting or investment power over, and disclaims beneficial ownership of, the 2,535,114 shares and 1,300,603 shares issuable upon exercise of outstanding warrants which are held by Allen.

(9) All of such shares are held of record by MDCP. Mr. Finnegan is a member of the L.P. Committee. Mr. Finnegan may therefore be deemed to share investment control with respect to the shares of Common Stock owned by MDCP and may therefore be deemed to have beneficial ownership of shares of Common Stock owned by MDCP. The business address of Mr. Finnegan is c/o MDP Inc., Three First National Plaza, Suite 1330, Chicago, Illinois 60602.
(10) Includes 250,924 shares of Common Stock issuable upon exercise of outstanding options; 1,250 shares held in a family trust; and 78,025 shares held in a family limited partnership. Ms. Goldfine is the general partner in such partnership and has sole voting and investment power with regard to the 78,025 shares so held.
(11) All of such shares are held of record by MDCP. Mr. Perry is a member of the L.P. Committee. Mr. Perry may therefore be deemed to share investment control with respect to the shares of Common Stock owned by MDCP and may therefore be deemed to have beneficial ownership of shares of Common Stock owned by MDCP. The business address of Mr. Perry is c/o MDP Inc., Three First National Plaza, Suite 1330, Chicago, Illinois 60602.
(12) Includes 840,875 shares of Common Stock issuable upon exercise of outstanding options held by Mr. Ross and 286,100 shares held in trust for Mr. Ross' children. With respect to shares held in trust for his children, Mr. Ross has sole voting and investment power. As a result, Mr. Ross may be deemed to be the beneficial owner of such shares. Mr. Ross' address is c/o Becker Ross Stone DeStefano & Klein, 317 Madison Avenue, New York, NY 10017.
(13) Includes 229, 170 shares of Common Stock issuable upon exercise of outstanding options.
(14) Includes 31,720 shares owned by Mr. Smith's minor children; 7,771,011 shares held by Avance Capital, a sole proprietorship; and 937,341 shares held in a trust. Mr. Smith does not exercise voting or investment power over, and disclaims beneficial ownership of, the shares held in the trust. Mr. Smith has voting and investment power with respect to the other shares.
(15) Includes 400 shares held as custodian for Mr. Sparks' minor child and 33,600 shares of Common Stock issuable upon exercise of outstanding options.
(16) The address of each of Mr. Andersson, Mr. Cuccio, Ms. Goldfine, Mr. Schmitt, Mr. Smith and Mr. Sparks, is c/o Omnipoint Corporation, 3 Bethesda Metro Center, Suite 400, Bethesda, MD 20814.
(17) Includes 2,863,019 shares issuable upon exercise of outstanding options and warrants.

                     PROPOSAL NO. 2: APPROVAL OF AMENDMENT
                     TO THE COMPANY'S AMENDED AND RESTATED
                         CERTIFICATE OF INCORPORATION

     The Company's stockholders are being requested to approve an amendment to the Company's Amended and Restated Certificate of Incorporation (the "Certificate"), the full text of which is set forth in Exhibit A to this Proxy Statement, (i) increasing the number of authorized shares of Common Stock from 75,000,000 to 200,000,000 and (ii) increasing the number of authorized shares of Preferred Stock from 5,000,000 to 10,000,000. If this Proposal 2 is approved, the Company's authorized capital stock will consist of 200,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock. The Company has no present intention to issue any of the additional shares of Common stock or Preferred Stock being authorized hereby.

     As of April 15, 1998, the Company has available 22,479,657 shares of Common Stock and 5,000,000 shares of Preferred Stock authorized for issuance, and, accordingly, management and the Board of Directors believe an increase in the number of shares of both Common Stock and Preferred Stock authorized to be issued is prudent. The shares of Common Stock and Preferred Stock to be authorized pursuant to the amendment would be available for possible future public offerings of equity, stock dividends or splits, financing and acquisition transactions, management incentives and employee benefit plans and other corporate purposes. The additional shares available for issuance would give the Company greater flexibility and allow shares of Common Stock and Preferred Stock to be issued without the delay of a special stockholders' meeting. The shares of Common Stock and Preferred Stock would be available for issuance without further action of the stockholders unless such action is required by applicable law or the rules of any stock exchange on which the Company securities may be listed.

     The proposed amendment to the Company's Amended and Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock and Preferred Stock may be viewed as having the possible effect of diluting the stock ownership of current stockholders, as well as discouraging, under certain circumstances, an unsolicited attempt by another person or entity to acquire control of the Company. Although the Board of Directors has no present intention of doing so, the Company's authorized but unissued Common Stock and Preferred Stock could be issued in one or more transactions which would make a takeover of the Company more difficult or costly, and less likely. Moreover, authorized shares of Common Stock and Preferred Stock can be implemented to allow for the issuance of rights to purchase such shares, with such rights having terms designated to encourage potential acquirers of the Company to negotiate with the Company's Board of Directors. Such issuances could also enhance the ability of officers and directors to retain their positions. The amendment is not being proposed in response to any effort of which the Company is aware to obtain control of the Company, nor is the Board of Directors currently proposing to the stockholders any anti-takeover measures.

     The Board of Directors recommends that the stockholders vote FOR approval of the proposed amendments to increase the number of shares of Common Stock the Company is authorized to issue to 200,000,000 shares and to increase the number of shares of Preferred Stock the Company is authorized to issue to 10,000,000 shares.

REQUIRED VOTE

     Amendment to the Amended and Restated Certificate of Incorporation requires the affirmative vote of the holders of a majority of shares of the Company's Common Stock present at the annual meeting in person or by proxy and entitled to vote.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION.

                    PROPOSAL NO. 3: 1997 OMNIBUS STOCK PLAN

     The Company's 1997 Omnibus Stock Plan (the "Plan") is intended to promote the long-term growth and profitability of the Company by providing key people with incentives to improve shareholder value and contribute to the growth and financial success of the Company, and by enabling the Company to attract, retain and reward the best-available persons for positions of substantial responsibility. The Plan became effective upon its approval by the stockholders of the Company in May 1997.

     In April 1998, the Board of Directors of the Company approved the increase in the number of shares of Common Stock authorized for issuance by 2,500,000 shares, from a total of 2,500,000 shares to 5,000,000 shares. As of March 31, 1998, 36,365 shares will remain available for future grant under the Plan. The Board approved the increase in the number of shares authorized for issuance to ensure the continued availability of the Plan to attract, retain and motivate employees, officers, directors and consultants of the Company and to enable such individuals to participate in the long-term growth and financial success of the Company.

     If this proposal is adopted by the Company's stockholders, the first sentence of Section 4 of the Company's 1997 Omnibus Stock Plan would be changed to read as follows:

          "Subject to adjustments as provided in Section 7(d) of the Plan, the shares of Common Stock that may be issued with respect to Awards granted under the Plan shall not exceed an aggregate of 5,000,000 shares of Common Stock."

Required Vote

     Amendment to the 1997 Omnibus Stock Plan requires the affirmative vote of the holders of a majority of shares of the Company's Common Stock present at the Annual Meeting in person or by proxy and entitled to vote.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE AMENDMENT TO THE 1997 OMNIBUS PLAN.

            PROPOSAL NO. 4: RATIFICATION OF APPOINTMENT OF AUDITORS

     Coopers & Lybrand L.L.P. has served as the Company's independent auditors since inception and has been selected by the Board as the Company's independent auditors for the fiscal year ending December 31, 1998. In the event that ratification of this selection of auditors is not approved by a majority of the shares of Common Stock voting thereon, management will review its future selection of auditors.

     Representatives of Coopers & Lybrand L.L.P. are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. They are also expected to be available to respond to appropriate questions.

     Unless marked to the contrary, proxies received will be voted FOR ratification of the appointment of Coopers & Lybrand L.L.P. as the independent auditors for the current year.

REQUIRED VOTE

     The ratification of the appointment of Coopers & Lybrand L.L.P. as the Company's independent auditors for the fiscal year ending December 31, 1998 requires the affirmative vote of the holders of a majority of the shares of the Company's Common Stock present at the Annual Meeting in person or by proxy and entitled to vote.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF COOPERS & LYBRAND L.L.P. AS THE COMPANY'S INDEPENDENT AUDITORS.

                             STOCKHOLDER PROPOSALS

     To be considered for presentation to the Annual Meeting of Stockholders to be held in 1999, a stockholder proposal must be received by Edwin M. Martin, Jr., Secretary, Omnipoint Corporation, 3 Bethesda Metro Center, Suite 400, Bethesda, Maryland 20814, no later than December 18, 1998.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC"). Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports they file.

     SEC rules require the Company to disclose all known delinquent Section 16(a) filings by its officers, directors and 10% stockholders in this Proxy Statement. Based solely on its review of the copies of reports received by it, or written representations from certain reporting persons that no such reports were required for those persons, the Company believes that, for the period beginning January 1, 1997 through December 31, 1997, all filing requirements applicable to its officers, directors, and greater than 10% beneficial owners were complied with, except that Mr. Andersson did not timely file a Form 4.

                                 OTHER MATTERS

     The Board of Directors knows of no other business which will be presented to the Annual Meeting. If any other business is properly brought before the Annual Meeting, proxies in the enclosed form will be voted in respect thereof in accordance with the judgments of the persons voting the proxies.

     It is important that the proxies be returned promptly and that your shares be represented. Stockholders are urged to sign, date and promptly return the enclosed proxy card in the enclosed envelope.

     A copy of the Company's 1997 Annual Report to Stockholders accompanies this Proxy Statement. The Company has filed an Annual Report for its fiscal year ended December 31, 1997 on Form 10-K with the Securities and Exchange Commission. Stockholders may obtain, free of charge, a copy of the Form 10-K by writing to Omnipoint Corporation, Attn: Investor Relations, 3 Bethesda Metro Center, Suite 400, Bethesda, Maryland 20814.


                                             By Order of the Board of Directors



                                             Edwin M. Martin, Jr., Secretary


Dated:  May 1, 1998
Bethesda, Maryland

EXHIBIT  A
----------


                           CERTIFICATE OF AMENDMENT
                                      TO
               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                      OF
                             OMNIPOINT COPRORATION

                            Pursuant to Section 242
                       of the General Corporation Law of
                             the State of Delaware
                             ---------------------

     Omnipoint Corporation (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

     FIRST: In accordance Section 141(f) of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation adopted resolutions pursuant to Section 242 of the General Corporation Law of the State of Delaware, setting forth an amendment to the Certificate of Incorporation of the Corporation and declaring said amendment to be advisable. The stockholders of the Corporation, duly approved the proposed amendment by the affirmative vote of the holders of at least a majority of the Common Stock at the Annual Meeting of Stockholders in accordance with Sections 211 and 242 of the General Corporation Law of the State of Delaware. The resolution setting forth the amendment is as follows:

     RESOLVED:  That paragraph A. of Article FOURTH of the Amended and Restated
     ---------
Certificate of Incorporation of the Corporation be deleted in its entirety and the following paragraph shall be inserted in lieu thereof:

        Authorized Capital.  The total number of shares of stock which the
        ------------------
        Corporation shall have authority to issue is (i) 200,000,000 shares of Common Stock, $0.01 par value per share and (ii) 10,000,000 shares of Preferred Stock, $0.01 par value per share.

     SECOND: This amendment to the Amended and Restated Certificate of Incorporation shall be effective as of the date set forth below.

     THIRD: The foregoing amendment to the Amended and Restated Certificate of Incorporation has been advised by the Board and approved by the holders of at least a majority of the outstanding capital stock of the Corporation.

     IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by Douglas G. Smith, President, this ____ day of May, 1998.


                                        _____________________________
                                        Douglas G. Smith, President

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THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2, 3 AND 4.                                           PLEASE MARK
                                                                                                            YOUR VOTE AS      [X]
                                                                                                            INDICATED IN
                                                                                                            THIS EXAMPLE
ITEM 1-ELECTION OF DIRECTORS                               Nominees:  Richard L. Fields, Paul J. Finnegan, Evelyn Goldfine,
                                                           Arjun Gupta, James N. Perry, Jr., James J. Ross, George F. Schmitt,
       FOR          WITHHELD                               Douglas G. Smith
                    FOR ALL
                                                           WITHHELD FOR:  (Write that nominee's name in the space provided below).
       [_]             [_]
                                                           _________________________________________________________________________

ITEM 2-ADOPTION OF AN AMENDMENT TO THE AMENDED AND
       RESTATED CERTIFICATE OF INCORPORATION

       FOR      AGAINST      ABSTAIN

       [_]        [_]          [_]

ITEM 3-ADOPTION OF AN AMENDMENT TO THE                                                      PROXY CARD
       1997 OMNIBUS STOCK PLAN

       FOR      AGAINST      ABSTAIN

       [_]        [_]          [_]

ITEM 4-APPOINTMENT OF INDEPENDENT AUDITORS

       FOR      AGAINST      ABSTAIN

       [_]        [_]          [_]


SIGNATURE__________________________________________________     SIGNATURE___________________________________________________________
NOTE:  PLEASE SIGN AS NAME APPEARS HEREON.  JOINT OWNERS SHOULD EACH SIGN.  WHEN SIGNING AS ATTORNEY, ADMINISTRATOR, GUARANTOR OR
TRUSTEE, PLEASE INDICATE TITLE.
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

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PROXY

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                             OMNIPOINT CORPORATION

        The undersigned hereby appoints Douglas G. Smith and Bradley E. Sparks proxies, with power to act without the other and with power of substitution, and hereby authorizes them to represent and vote, as designated on the other side, all the shares of stock of Omnipoint Corporation standing in the name of the undersigned with all powers which the undersigned would possess if present at the Annual Meeting of Stockholders of the Company to be held May 27, 1998, at 9:30 a.m. local time, or any adjournment thereof.

      (CONTINUED, AND TO BE MARKED, DATED AND SIGNED, ON THE OTHER SIDE)



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